Exhibit 99.1

Lexmark revises financial outlook

LEXINGTON, Ky., Oct 4, 2005 - Lexmark International, Inc. (NYSE: LXK) today announced that financial results for its third quarter of 2005 will be lower than expected.

Although based on partial data for the quarter, the company now expects its third quarter revenue to decline 4 to 5 percent year over year. It expects its earnings to be $0.40 to $0.50 per share, excluding the estimated third quarter impact of the previously announced workforce reduction. This compares to the guidance it provided for the third quarter on July 26, 2005, of low-single digit revenue growth and earnings per share of $0.95 to $1.05. The cost of the workforce reduction in the third quarter is expected to be approximately $0.05 per share.

As compared to the company’s guidance for the third quarter, lower laser and inkjet supplies revenue was the main driver of the overall revenue shortfall. The lower than anticipated laser and inkjet supplies revenue was due to a reduction in channel inventories, and to lower end user demand. Laser and inkjet printer revenue was less than expected due to more aggressive product pricing and promotion and slower demand. Earnings per share results are being negatively impacted by the revenue shortfall.

Looking ahead, the company expects these same factors to impact the fourth quarter. In the fourth quarter of 2005, although the analysis is not yet complete, the company currently expects revenue and earnings per share to be significantly below the current average of analysts’ expectations. The company will provide updated guidance for the fourth quarter when it releases its third quarter earnings on October 25.

Conference Call
The company will be hosting a conference call with securities analysts today at 8:30 a.m. Eastern Time. A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-338-6461 or the replay shortly after the call by calling 877-519-4471 using access code 6569075. This telephone replay will be available until noon on Monday, October 10, 2005.

Upon completion of this conference call, the company will have no further comment on its third-quarter results or fourth-quarter guidance until its earnings announcement on Tuesday, October 25, 2005.

About Lexmark
Lexmark International, Inc. makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.3 billion in revenue in 2004, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, supplies consumption, management of the company’s and resellers’ inventory levels, aggressive pricing from competitors and resellers, market conditions, the impact of competitors’ products, market acceptance of new products and pricing programs, increased investment to support product development and marketing, unforeseen cost impacts including those as a result of new legislation, litigation or actions taken to maintain a competitive cost and expense structure, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, competition in aftermarket supplies, changes in a country’s or region’s political or economic conditions, currency fluctuations, China’s revaluation of its currency, financial failure or loss of business with a key customer, reseller or supplier, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.